Exhibit 99.1

GUESS?, INC. REPORTS THIRD QUARTER RESULTS

Q3 Fiscal 2016 EPS of $0.15, Compared to EPS of $0.24 in Q3 Fiscal 2015

Q3 Fiscal 2016 Revenues Decreased 12% to $521 Million; Decreased 4% in Constant Currency

Provides Q4 Fiscal 2016 EPS Guidance in the Range of $0.53 to $0.62

Updates Full Year EPS Guidance to a Range of $0.93 to $1.02

LOS ANGELES, November 24, 2015 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended October 31, 2015.

Third Quarter Fiscal 2016 Highlights

•	Americas Retail revenues decreased 7% in U.S. dollars and 3% in constant currency; retail comp sales including e-commerce decreased 6% in U.S. dollars and 2% in constant currency

•	Europe revenues decreased 15% in U.S. dollars and 2% in constant currency

•	Asia revenues decreased 17% in U.S. dollars and 9% in constant currency

•	Americas Wholesale revenues decreased 12% in U.S. dollars and 3% in constant currency

•	Operating earnings decreased 16%

•	Earnings per share decreased 38%, including the negative impact of currency of 55%

•	Announces quarterly cash dividend of $0.225

•	Invested $44.0 million to repurchase 2.0 million of our common shares

Third Quarter Fiscal 2016 Results

For the third quarter of fiscal 2016, the Company recorded net earnings of $12.4 million, a 40.1% decrease compared to $20.8 million for the third quarter of fiscal 2015. Diluted earnings per share decreased 37.5% to $0.15, compared to $0.24 for the prior-year quarter. The negative impact of currency on earnings per share in the third quarter of fiscal 2016 was approximately 13 cents.

Victor Herrero, Chief Executive Officer, commented, “I am pleased to report that third quarter results were better than our expectations. Our European retail business was especially strong with a double digit comp sales increase for the quarter for the first time in five years.”

Mr. Herrero continued, “I am very pleased with the progress we have made on the first three initiatives I identified on our last earnings call. On our first initiative, elevating the quality of our sales and merchandising organization, we have started building product knowledge, improving our digital marketing and social media capabilities, enhancing visual merchandising to emphasize best sellers and breadth of product and ensuring that pricing of our line delivers a consistent message. On our second initiative, to build our Asia business, we have made some critical hires and are deploying incremental capital to fuel the growth of the markets in this region. Most critically, on the third initiative, to reinforce a culture of purpose and accountability, I am laser focused on driving the organization to raise the level of execution as this will be a critical enabler of successful achievement of our strategies.”

Total net revenue for the third quarter of fiscal 2016 decreased 11.7% to $521.0 million, from $589.8 million in the prior-year quarter. In constant currency, total net revenue decreased 3.9%. Refer to the accompanying tables for a summary of net revenue by segment as well as information regarding the impact of foreign currency exchange rate fluctuations on the Company’s net revenue.

Operating earnings for the third quarter of fiscal 2016 decreased 16.2% to $20.8 million (including a $2.5 million unfavorable currency translation impact), from $24.9 million in the prior-year period. Operating margin in the third quarter decreased 20 basis points to 4.0%, compared to 4.2% in the prior-year quarter, due primarily to the negative impact from currency exchange rate fluctuations, partially offset by lower store impairment charges. The negative impact of currency on operating margin for the quarter was roughly 170 basis points.

•
Operating margin for the Company’s Americas Retail segment increased 340 basis points to negative 0.9% in the third quarter of fiscal 2016, compared to negative 4.3% in the prior-year period. The increase in operating margin was driven primarily by a lower SG&A rate due to lower store impairment charges.

•
Operating margin for the Company’s Europe segment decreased 20 basis points to 3.8% in the third quarter of fiscal 2016, compared to 4.0% in the prior-year period, due to lower gross margins, partially offset by a lower SG&A rate. The lower gross margins were driven primarily by the unfavorable impact from currency exchange rate fluctuations on product costs, partially offset by higher initial mark-ups. The lower SG&A rate was due primarily to the favorable impact on the fixed cost structure resulting from positive same store sales and lower store impairment charges, partially offset by the unfavorable impact from lower wholesale shipments.

•
Operating margin for the Company’s Asia segment increased 170 basis points to 4.7% in the third quarter of fiscal 2016, compared to 3.0% in the prior-year period. The increase in operating margin was due to higher gross margins and a lower SG&A rate driven by overall leveraging of expenses as we phase out of our G by GUESS concept in South Korea.

•
Operating margin for the Company’s Americas Wholesale segment decreased 560 basis points to 20.5% in the third quarter of fiscal 2016, compared to 26.1% in the prior-year period. The decrease in operating margin was due to lower product margins driven primarily by lower initial mark-ups and the unfavorable impact from currency exchange rate fluctuations on product costs.

•	Operating margin for the Company’s Licensing segment increased 140 basis points to 89.5% in the third quarter of fiscal 2016, compared to 88.1% in the prior-year period.

Other net income, which primarily includes net realized and unrealized gains on non-operating assets, partially offset by net unrealized mark-to-market revaluation losses on foreign currency balances, was $0.2 million for the third quarter of fiscal 2016, compared to $7.5 million in the prior-year quarter.

Nine-Month Period Results

Net earnings for the nine months ended October 31, 2015 were $34.1 million, a decrease of 16.2% compared to $40.6 million for the nine months ended November 1, 2014. Diluted earnings per share decreased 14.9% to $0.40, compared to $0.47 for the prior-year period. The negative impact of currency on earnings per share for the nine months ended October 31, 2015 was approximately 24 cents.

Total net revenue for the first nine months of fiscal 2016 decreased 10.2% to $1.55 billion, from $1.72 billion in the prior-year period. In constant currency, total net revenue decreased 1.6%. Refer to the accompanying tables for a summary of net revenue by segment as well as information regarding the impact of foreign currency exchange rate fluctuations on the Company’s net revenue.

Operating earnings for the first nine months of fiscal 2016 decreased 2.6% to $51.4 million (including a $5.7 million unfavorable currency translation impact), from $52.7 million in the prior-year period. Operating margin in the first nine months of fiscal 2016 increased 20 basis points to 3.3%, compared to 3.1% in the prior-year period. The increase in operating margin was driven by lower store impairment charges and higher initial mark-ups, partially offset by the unfavorable impact from currency exchange rate fluctuations and the negative impact on the Company’s fixed cost structure from negative same store sales in Americas Retail. The negative impact of currency on operating margin for the first nine months of fiscal 2016 was roughly 130 basis points.

•
Operating margin for the Company’s Americas Retail segment increased 270 basis points to negative 0.6% in the first nine months of fiscal 2016, compared to negative 3.3% in the prior-year period, due to a lower SG&A rate and higher gross margins. The lower SG&A rate was driven by lower store impairment charges. The higher gross margins were due primarily to higher initial mark-ups, partially offset by the negative impact on the fixed cost structure resulting from negative comparable store sales and the unfavorable impact from currency exchange rate fluctuations on product costs.

•
Operating margin for the Company’s Europe segment decreased 20 basis points to 4.2% in the first nine months of fiscal 2016, compared to 4.4% in the prior-year period, due to lower gross margins, partially offset by a lower SG&A rate. The lower gross margins were driven primarily by the unfavorable impact from currency exchange rate fluctuations on product costs, partially offset by higher initial mark-ups. The lower SG&A rate was due primarily to the favorable impact on the fixed cost structure resulting from positive same store sales and lower store impairment charges, partially offset by the unfavorable impact from lower wholesale shipments.

•
Operating margin for the Company’s Asia segment increased 80 basis points to 4.6% in the first nine months of fiscal 2016, compared to 3.8% in the prior-year period. The increase in operating margin was driven by a lower SG&A rate due primarily to an overall leveraging of expenses as we phase out of our G by GUESS concept in South Korea.

•
Operating margin for the Company’s Americas Wholesale segment decreased 230 basis points to 18.2% in the first nine months of fiscal 2016, compared to 20.5% in the prior-year period, driven by lower product margins due primarily to lower initial mark-ups.

•	Operating margin for the Company’s Licensing segment decreased 80 basis points to 89.0% in the first nine months of fiscal 2016, compared to 89.8% in the prior-year period.

Other net income, which primarily includes net realized and unrealized gains on non-operating assets and net unrealized and realized mark-to-market revaluation gains on foreign currency contracts, was $6.6 million for the first nine months of fiscal 2016, compared to $11.1 million in the prior-year period.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on December 24, 2015 to shareholders of record at the close of business on December 9, 2015.

Outlook

The following guidance assumes that foreign currency exchange rates remain at prevailing rates:

The Company’s expectations for the fourth quarter of fiscal 2016 ending January 30, 2016, are as follows:

•
Consolidated net revenues are expected to range between a decline of 1.5% and an increase of 1.5% in constant currency. Currency headwinds are expected to negatively impact consolidated revenue growth by approximately 5.5%, for a net decline between 7.0% and 4.0%.

•	Operating margin is expected to be between 11.0% and 12.0% and includes 170 basis points of currency headwind.

•	Diluted earnings per share are expected to be in the range of $0.53 to $0.62. The estimated impact on earnings per share of the currency headwinds is approximately $0.18.

The Company updated its outlook for the fiscal year ending January 30, 2016, which is now as follows:

•
Consolidated net revenues are expected to decline between 1.5% and 0.5% in constant currency. Currency headwinds are expected to negatively impact consolidated revenue growth by approximately 8.0%, for a net decline between 9.5% and 8.5%.

•	Operating margin is expected to be between 5.5% and 6.0% and includes 130 basis points of currency headwind.

•	Diluted earnings per share are expected to be in the range of $0.93 to $1.02. The estimated impact on earnings per share of the currency headwinds is approximately $0.40.

On a segment basis, the Company expects the following ranges for percentage changes for comparable store sales (“comps”) and net revenue in constant currency and U.S. dollars compared to the same prior-year period:

Outlook by Segment[1]

	Fourth Quarter of Fiscal 2016		Fiscal Year 2016

	Constant Currency[2]	U.S. Dollars	Constant Currency[2]	U.S. Dollars

Americas Retail:
Comps	down LSD to up LSD	down LSD to flat	down LSD	down LSD
Net Revenue	down LSD to up LSD	down LSD to flat	down LSD	down MSD to LSD

Europe:
Comps	up MSD	__	up LSD to MSD	__
Net Revenue	up LSD	down HSD to MSD	up LSD	down low-teens

Asia:
Net Revenue	down low teens to MSD	down mid-teens to HSD	down HSD to MSD	down mid-teens to low-teens

Americas Wholesale:
Net Revenue	down LSD	down HSD	down LSD	down LDD

Licensing:
Net Revenue	__	down LSD	__	down MSD

Notes
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as constant currency financial information and free cash flow measures. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable store sales and earnings (loss) from operations on a constant currency basis, operating or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings per share guidance for the fourth quarter and full year of fiscal 2016, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on November 24, 2015 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 31, 2015, the Company directly operated 826 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 799 additional retail stores worldwide. As of October 31, 2015, the Company and its licensees and distributors operated in more than 90 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects and strategic initiatives (including those identified by our Chief Executive Officer, Victor Herrero), as well as guidance for the fourth quarter and full year of fiscal 2016, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and respond to consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully implement our growth strategies and other strategic initiatives; our ability to successfully implement plans for cost savings; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; accounting adjustments identified from subsequent events arising after issuance of this release; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in Eastern Europe, Southern Europe and Asia (particularly China and Korea). In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 31, 2015		November 1, 2014		October 31, 2015		November 1, 2014
	$	%	$	%	$	%	$	%

Product sales	$493,214	94.7%	$557,862	94.6%	$1,467,110	94.9%	$1,636,569	95.1%
Net royalties	27,750	5.3%	31,972	5.4%	78,942	5.1%	84,377	4.9%
Net revenue	520,964	100.0%	589,834	100.0%	1,546,052	100.0%	1,720,946	100.0%

Cost of product sales	337,300	64.7%	375,876	63.7%	998,786	64.6%	1,113,980	64.7%

Gross profit	183,664	35.3%	213,958	36.3%	547,266	35.4%	606,966	35.3%

Selling, general and administrative expenses	162,826	31.3%	189,093	32.1%	495,874	32.1%	554,220	32.2%

Earnings from operations	20,838	4.0%	24,865	4.2%	51,392	3.3%	52,746	3.1%

Other income (expense):
Interest expense	(292)	(0.0%)	(596)	(0.1%)	(1,456)	(0.1%)	(1,893)	(0.1%)
Interest income	273	0.0%	351	0.1%	784	0.1%	1,076	0.1%
Other, net	247	0.0%	7,484	1.2%	6,581	0.4%	11,131	0.6%

Earnings before income tax expense	21,066	4.0%	32,104	5.4%	57,301	3.7%	63,060	3.7%

Income tax expense	8,005	1.5%	10,594	1.8%	21,774	1.4%	21,465	1.3%

Net earnings	13,061	2.5%	21,510	3.6%	35,527	2.3%	41,595	2.4%

Net earnings attributable to noncontrolling interests	617	0.1%	722	0.1%	1,453	0.1%	954	0.0%

Net earnings attributable to Guess?, Inc.	$12,444	2.4%	$20,788	3.5%	$34,074	2.2%	$40,641	2.4%

Net earnings per common share attributable to common stockholders:

Basic	$0.15		$0.24		$0.40		$0.48
Diluted	$0.15		$0.24		$0.40		$0.47

Weighted average common shares outstanding attributable to common stockholders:

Basic	83,985		84,624		84,651		84,565
Diluted	84,373		84,832		84,847		84,789

Effective Tax Rate	38.0%		33.0%		38.0%		34.0%

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 31,	November 1,	%	October 31,	November 1,	%
	2015	2014	change	2015	2014	change

Net revenue:
Americas Retail[1]	$226,599	$243,238	(7%)	$673,304	$715,582	(6%)
Europe	160,696	189,852	(15%)	497,468	584,270	(15%)
Asia	59,100	71,271	(17%)	179,880	205,656	(13%)
Americas Wholesale[1]	46,819	53,501	(12%)	116,458	131,061	(11%)
Licensing	27,750	31,972	(13%)	78,942	84,377	(6%)
	$520,964	$589,834	(12%)	$1,546,052	$1,720,946	(10%)

Earnings (loss) from operations:
Americas Retail[1]	$(2,053)	$(10,517)	80%	$(4,018)	$(23,578)	83%
Europe	6,150	7,660	(20%)	20,668	25,541	(19%)
Asia	2,794	2,126	31%	8,294	7,743	7%
Americas Wholesale[1]	9,583	13,940	(31%)	21,202	26,860	(21%)
Licensing	24,842	28,157	(12%)	70,282	75,787	(7%)
Corporate Overhead	(20,478)	(16,501)	24%	(65,036)	(59,607)	9%
	$20,838	$24,865	(16%)	$51,392	$52,746	(3%)

Operating margins:
Americas Retail[1]	(0.9%)	(4.3%)		(0.6%)	(3.3%)
Europe	3.8%	4.0%		4.2%	4.4%
Asia	4.7%	3.0%		4.6%	3.8%
Americas Wholesale[1]	20.5%	26.1%		18.2%	20.5%
Licensing	89.5%	88.1%		89.0%	89.8%
Total Company	4.0%	4.2%		3.3%	3.1%

Notes
1
In the second quarter of fiscal 2016, the Company changed the names of its “North American Retail” and “North American Wholesale” segments to “Americas Retail” and “Americas Wholesale” to better reflect that these segments are inclusive of its operations in North America as well as Central and South America. There have been no changes to the underlying reporting in either segment.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	October 31, 2015			November 1, 2014	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail[1]	$226,599	$9,570	$236,169	$243,238	(7%)	(3%)
Europe	160,696	25,873	186,569	189,852	(15%)	(2%)
Asia	59,100	5,432	64,532	71,271	(17%)	(9%)
Americas Wholesale[1]	46,819	4,874	51,693	53,501	(12%)	(3%)
Licensing	27,750	—	27,750	31,972	(13%)	(13%)
	$520,964	$45,749	$566,713	$589,834	(12%)	(4%)

	Nine Months Ended
	October 31, 2015			November 1, 2014	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail[1]	$673,304	$22,739	$696,043	$715,582	(6%)	(3%)
Europe	497,468	104,265	601,733	584,270	(15%)	3%
Asia	179,880	10,994	190,874	205,656	(13%)	(7%)
Americas Wholesale[1]	116,458	9,886	126,344	131,061	(11%)	(4%)
Licensing	78,942	—	78,942	84,377	(6%)	(6%)
	$1,546,052	$147,884	$1,693,936	$1,720,946	(10%)	(2%)

Notes
1
In the second quarter of fiscal 2016, the Company changed the names of its “North American Retail” and “North American Wholesale” segments to “Americas Retail” and “Americas Wholesale” to better reflect that these segments are inclusive of its operations in North America as well as Central and South America. There have been no changes to the underlying reporting in either segment.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 31,	January 31,	November 1,
	2015	2015	2014

ASSETS

Cash and cash equivalents	$402,386	$483,483	$374,875

Receivables, net	195,825	216,205	236,053

Inventories	373,103	319,078	412,573

Other current assets	78,831	92,593	114,928

Property and equipment, net	240,058	259,524	290,434

Other assets	232,269	230,522	225,233

Total Assets	$1,522,472	$1,601,405	$1,654,096

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$4,450	$1,548	$1,707

Other current liabilities	322,600	300,418	314,967

Long-term debt and capital lease obligations	2,189	6,165	6,738

Other long-term liabilities	174,288	199,391	198,850

Redeemable and nonredeemable noncontrolling interests	17,004	20,027	20,959

Guess?, Inc. stockholders’ equity	1,001,941	1,073,856	1,110,875

Total Liabilities and Stockholders’ Equity	$1,522,472	$1,601,405	$1,654,096

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 31,	November 1,
	2015	2014

Net cash provided by (used in) operating activities	$64,727	$(4,884)

Net cash used in investing activities	(30,529)	(48,055)

Net cash used in financing activities	(107,994)	(59,534)

Effect of exchange rates on cash and cash equivalents	(7,301)	(15,597)

Net change in cash and cash equivalents	(81,097)	(128,070)

Cash and cash equivalents at the beginning of the year	483,483	502,945

Cash and cash equivalents at the end of the period	$402,386	$374,875

Supplemental information:

Depreciation and amortization	$54,013	$64,202

Rent	$193,292	$213,118

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	October 31,	November 1,
	2015	2014

Net cash provided by (used in) operating activities	$64,727	$(4,884)

Less: Purchases of property and equipment	(40,293)	(53,208)

Free cash flow	$24,434	$(58,092)

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of October 31, 2015		As of November 1, 2014
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States and Canada	461	460	492	492

	Europe and the Middle East	593	274	605	265

	Asia	475	49	491	48

	Central and South America	96	43	88	39

		1,625	826	1,676	844

Guess?, Inc. and Subsidiaries
Directly Operated Retail Store Data
U.S. and Canada

	Nine Months Ended
	October 31,	November 1,
	2015	2014

Number of stores at the beginning of the year	481	494

Store openings	10	13

Store closures	(31)	(15)

Number of stores at the end of the period	460	492

Total store square footage at the end of the period	2,225,000	2,351,000

Guess?, Inc. and Subsidiaries
Americas Retail Net Revenue
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 31,	November 1,	%	October 31,	November 1,	%
	2015	2014	change	2015	2014	change
Net revenue:

Retail stores	$206,466	$226,217	(8.7%)	$616,727	$667,389	(7.6%)

E-commerce sites	20,133	17,021	18.3%	56,577	48,193	17.4%

Total	$226,599	$243,238	(6.8%)	$673,304	$715,582	(5.9%)

Guess?, Inc. and Subsidiaries
Retail Store Change in Comparable Store Sales
U.S. and Canada

	Three Months Ended		Nine Months Ended
	October 31, 2015		October 31, 2015
	U.S. Dollars	Constant Currency	U.S. Dollars	Constant Currency

Excluding e-commerce sales	(7.7%)	(4.2%)	(6.5%)	(3.7%)

Impact of e-commerce sales	2.0%	2.1%	1.7%	1.8%

Including e-commerce sales	(5.7%)	(2.1%)	(4.8%)	(1.9%)